Exhibit 11

AEP INDUSTRIES INC.

COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

For the Periods Ended January 31, 2006 and 2005

		For the Three Months Ended
		January 31,
	Shares of Common Stock	Number of Days Outstanding	Days in Period	Weighted Average Number of Shares Outstanding
Fiscal 2006
November 1-October 31, 2005	8,552,628			8,552,628
Shares Issued:
November 2, 2005	96	91	92	95
January 3, 2006	256	29	92	81
January 5, 2006	144	27	92	42
January 6, 2006	224	26	92	63
January 9, 2006	19,790	23	92	4,948
January 10, 2006	1,280	22	92	306
January 12, 2006	1,296	20	92	282
January 13, 2006	256	19	92	53
January 17, 2006	672	15	92	110
January 19, 2006	96	13	92	14
January 20, 2006	32	12	92	4
January 23, 2006	868	9	92	85
January 24, 2006	448	8	92	39
January 26, 2006	192	6	92	13
January 27, 2006	768	5	92	42
January 30, 2006	882	2	92	19
Total Weighted Average Shares	8,579,928			8,558,822
Total dilutive stock options	—			93,544
Total shares	8,579,928			8,652,366
Fiscal 2005
November 1-October 31, 2004	8,404,850			8,404,850
Shares Issued:
January 10, 2005	31,925	22	92	7,634
January 29, 2005	128	3	92	4
Total Weighted Average Shares	8,436,903			8,412,488
Total dilutive stock options	—			—
Total shares	8,436,903			8,412,488